LIVINGSTON, WACHTELL & CO., LLP
                     Certified Public Accountants
           29 Broadway, 25th Floor New York, NY 10006-3208
        Tel 212-480-0200 o Fax 212-480-1321 o www.lwccpa.com
                          Established 1919


                                                                    Exhibit 16.1

August 24, 2005

Securities and Exchange Commission Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Alpha Holdings Group, Inc. (the "Company") and subsidiaries and, under the date of April 11, 2005, we reported on the consolidated financial statements of the Company and subsidiaries as of December 31, 2002 and 2001 and for the two years period ended December 31, 2002 and for the period from (date of inception) through December 31, 2002. On September 17, 2004, the Audit Committee of the Company's Board of Directors dismissed Livingston, Wachtell & Co, LLP as the Company's independent accountants. We have read the Company's statements included in Item 4.01 of its Form 8-K dated August 24, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that the Audit Committee elected to dismiss Livingston, Wachtell & Co, LLP or that the Audit Committee participated in and approved the dismissal of Livingston, Wachtell & Co, LLP. Furthermore, we are not in a position to agree or disagree with the Company's statements which appear in paragraphs (i), (i)(a) and (i)(b) under Item 4.01(b) regarding the new independent accountants.


Very truly yours,



/s/ Livingston, Wachtell & Co., LLP
------------------------------------
Livingston, Wachtell & Co., LLP